USE OF NON-GAAP FINANCIAL INFORMATION
To provide holders of the notes with additional information in connection with our results as determined by generally accepted accounting principles in the United States of America (“GAAP”), we disclose EBITDA and Adjusted EBITDA as non-GAAP measures. These measures are not calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

We believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items and other gains and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. Further, we believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about our ability to operate our business in compliance with the restrictions set forth in our senior secured credit facility.

We define “EBITDA” as net income adjusted for equity in net income of affiliates, income tax provision, other (income) expense, net, interest expense and financing fee amortization, depreciation and amortization. Management believes that excluding non-cash or non-recurring items (including (i) stock compensation expense, (ii) forward loss charges, (iii) cumulative catch-up adjustments, (iv) workforce reduction charges, and (v) the impact of severe weather events at our facilities) provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance.

We define “Adjusted EBITDA” as EBITDA plus or minus these special items. Adjusted EBITDA does not take into account certain significant items that directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income as calculated in accordance with GAAP.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This offering memorandum contains certain “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should,” “will,” and other similar words or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.
Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•
the timing and conditions surrounding the return to service of the B737 MAX, the B737 MAX production rates under the 2020 MOA and other agreements with Boeing, future demand for the aircraft, and any residual impacts of the grounding on production rates for the aircraft;

•	our reliance on Boeing for a significant portion of our revenues;

•	our ability to continue to grow our business and execute our growth strategy including our ability to enter into profitable supply arrangements with additional customers;

•	the business condition and liquidity of Boeing and Airbus and their ability to satisfy their contractual obligations to the Company;

•
demand for our products and services and the effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;

•
the impact of the COVID-19 pandemic on our business and operations, including on the demand for our and our customers’ products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations;

•	the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment;

•	our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;

•	our ability and our suppliers’ ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft;

•	competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;

•	our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;

•
the success and timely execution of key milestones, such as the receipt of necessary regulatory approvals and satisfaction of closing conditions, in our announced acquisitions of Asco and select Bombardier assets, and our ability to effectively assess, manage, close, and integrate such acquisitions along with others that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;

•	the possibility that our cash flows may not be adequate for our additional capital needs;

•	our ability to avoid or recover from cyber-based or other security attacks and other operations disruptions;

•	legislative or regulatory actions, both domestic and foreign, impacting our operations;

•	the effect of changes in tax laws and the Company’s ability to accurately calculate and estimate the effect of such changes;

•	any reduction in our credit ratings;

•	our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;

•	our ability to recruit and retain a critical mass of highly skilled employees;

•	our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees;

•	spending by the U.S. and other governments on defense;

•	pension plan assumptions and future contributions;

•
the effectiveness of our internal control over financial reporting; and any difficulties or delays that could affect the Company’s ability to effectively implement the remediation plan, in whole or in part, to address the material weakness identified in the Company’s internal control over financial reporting, as described in Item 9A. “Controls and Procedures” of the Annual Report on Form 10-K for 2019;

•	the outcome or impact of ongoing or future litigation, claims, and regulatory actions, including our exposure to potential product liability and warranty claims;

•	our ability to continue selling certain receivables through our supplier financing programs;

•	our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;

•	any regulatory or legal action arising from the review of our accounting processes;

•
the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies; and

•	the length of the Boeing production suspension affecting its Washington and South Carolina facilities.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances.
Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the section captioned “Risk Factors” in this offering memorandum, the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, and in the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K for a more complete discussion of these and other factors that may affect our business. In light of such risks and uncertainties, we caution you not to rely on these forward-looking statements in deciding whether to invest in our debt securities.

Recent Developments
Update on Production Suspensions
On April 6, we received notice from Boeing that all deliveries to Boeing’s Washington state and South Carolina facilities are suspended until further notice due to Boeing’s indefinite production suspension at the sites. As a result, we have halted production for commercial Boeing programs, subject to certain exceptions, performed at our facilities in Wichita, Kansas, and in Tulsa and McAlester, Oklahoma for an indefinite period of time. Our Defense work as well as Airbus and other non-Boeing work will continue at such facilities.
Airbus, our second largest customer, has also recently announced the following temporary production reductions to:

•	A220: five per month

•	A320: 40 per month

•	A330: two per month

•	A350: six per month
Actions in Response to COVID-19
The spread of novel coronavirus (COVID-19) and the recent developments surrounding the global pandemic are having material negative impacts on the aviation industry as a whole, which impacts our business.
On April 8, 2020, we announced a series of additional actions that we are taking to reduce costs and preserve liquidity in light of the economic impacts of the COVID-19 pandemic and continued uncertainty in the industry.
We have acted proactively to support the health and safety of employees by assembling our global crisis management team that has focused on creating and implementing processes to mitigate the exposure to and spread of COVID-19 in the workplace. The processes we have established adhere to the guidelines provided by the U.S. Centers for Disease Control and Prevention (CDC) and other government and health agency guidelines. Measures the Company has taken to date include:

•	Restricted travel for employees

•	Implemented social-distancing standards throughout workspaces

•	Initiated consistent and ongoing cleaning of high touch areas

•	Began deep cleaning and sanitization of any work spaces potentially exposed

•	Established processes aligned with CDC guidelines to work with any exposed individual on the necessary quarantine period and the process to return to work
Previously, in light of the B737 MAX production suspension that began on January 1, 2020, Spirit initiated the following actions to reduce costs:

•	Implemented workforce reductions of 2,800 employees in Wichita, Kansas and 400 employees in Oklahoma

•	Initiated a voluntary retirement program for 850 hourly and salaried workers

•	Deferred over $120 million of capital expenditures

•	Extended union contracts for employees represented by the IAM and IBEW for three years

•	Negotiated an amendment to its credit facility providing for covenant relief into 2021 and secured a $375 million short term delayed draw term loan facility

•	Reduced its cash dividend to a penny per share

•	Continued the suspension of its share repurchase program

•
Negotiated a new production agreement with Boeing; extended the MAX contract three years to 2033; received $225 million advance from Boeing; deferred repayment of $123 million advance from Boeing to 2022

To further reduce costs due to the economic impact of the COVID-19 pandemic and related production suspension, Spirit has taken the following additional actions:

•	Reduced pay for all U.S.-based executives by 20 percent until further notice. The company will address non-U.S. executive pay in accordance with local law and statutory requirements

•	Initiated a 21 calendar-day furlough of production workers and managers supporting Boeing programs in Wichita, Kansas and Oklahoma

•	Implemented a four-day work week for its salaried workforce at its Wichita, Kansas facility until further notice
If OEM production rates decline in the future, Spirit will evaluate further cost reduction actions, including additional workforce actions.
The impacts of the COVID-19 pandemic on the business, operations and/or financial condition of the Company are further described in the section titled “Risk Factors” in this offering memorandum. See “Risk Factors - Risks Related to Our Business” for more information on the impacts of COVID-19 on the Company.
Preliminary First Quarter 2020 Results
Set forth below are certain preliminary estimates of our results of operations for the period from January 1, 2020 through April 2, 2020 (the “2020 First Quarter”), as compared to our historical results of operations for the period from January 1, 2019 to March 28, 2019 (the “2019 First Quarter”). The following information is based on our internal management accounts and reporting as of and for the 2020 First Quarter period. We have not yet completed our financial statement review procedures for the 2020 First Quarter and the foregoing preliminary financial and other data for the 2020 First Quarter has been prepared by, and is the responsibility of, management based on currently available information. These preliminary results of operations are subject to revision as we prepare our financial statements and disclosure for the 2020 First Quarter, and such revisions may be significant.
For the 2020 First Quarter (dollars in millions):

•	Revenue: $1,072 (plus or minus 2.5%)

•	Net Income: ($160) (plus or minus 7%)

•	EBITDA: ($102) (plus or minus 10%)

•	Adjusted EBITDA: $19 (plus or minus $10)
Included in the results above, the Company recognized forward loss charges of approximately $17 million for the 2020 First Quarter related to the B787, B747, B767, A350, and BR725 programs, which do not contemplate any potential impacts from production rate changes related to COVID-19. Potential production rate changes from our customers could result in incremental forward loss charges, which may materially impact results for EBITDA for 2020. Included in the results above, the Company realized one-time charges related to cost-alignment and headcount reductions of approximately $42 million, and costs of approximately $25 million related to Spirit's production suspension of commercial Boeing programs related to COVID-19. In addition, the Company incurred excess cost of $73 million in unallocated segment cost of sales related to the idle plant resulting from the previously announced B737 MAX production suspension starting in January of 2020. Additionally, the Company incurred a one-time non-cash charge of approximately $65 million related to the announced voluntary retirement program during the 2020 First Quarter. The effective tax rate assumption used in the calculation of Net Income is 35%, which is a preliminary estimate for 2020 First Quarter results and should not be assumed as a representation for full year 2020 results. Adjusted EBITDA is a non-GAAP financial measure. For additional information and a reconciliation to comparable GAAP measures, see “Use of Non-GAAP Financial Information” and “-Summary Historical Financial and Other Data.”

The following table reconciles net income to EBITDA and Adjusted EBITDA (in each case, for 2020 First Quarter, based upon the midpoint of the ranges set forth above, and noting that all amounts added to or subtracted from net income in determining EBITDA and Adjusted EBITDA for 2020 First Quarter are preliminary and also reflect the midpoint of a range):

	First Quarter
	2020	2019
	(in millions)

Net income	$(160)	$163
Add (subtract)
Equity in net income (loss) of affiliates	2	—
Income tax provision	(87)	40
Other (income) expense, net(a)	52	11
Interest expense and financing fee amortization	25	19
Operating income	$(168)	$233
Depreciation expense	66	61
Amortization expense(b)	(1)	(5)
EBITDA	$(102)	$289

Adjustments to EBITDA
Stock based compensation	$12	$8
Forward-loss charges(c)	17	(5)
Cumulative Catch-up adjustments	8	4
Non-cash losses / (gains)(d)	5	—
M&A-related expenses(e)	13	3
Boeing production suspension(f)	25	—
Restructuring costs(g)	42	—
Adjusted EBITDA	$19	$299

(a) For 2020, includes $65 million non-cash charge for curtailment accounting and special termination benefits related to the Company’s announced voluntary retirement program.
(b) Includes (i) amortization expense, (ii) accretion of customer supply agreement, and (iii) grant liability amortization.
(c) Includes forward losses primarily related to B787, A350, and B747 programs.
(d) Includes (i) Loss (gain) from foreign currency transactions and (ii) Loss (gain) on impairment and disposition of assets.
(e) Includes costs related to acquisitions.
(f) Includes cash charges associated with Spirit's production suspension of commercial Boeing programs related to COVID-19 that began on March 25, 2020 and ran through April 2, 2020.
(g) One-time cash charges related to headcount reductions associated with the reduced B737 MAX production volume which is unrelated to the charge discussed under footnote (a).
At the end of the 2020 First Quarter, the Company’s cash balance was approximately $1.83 billion and total debt balance was approximately $3.04 billion (carrying value). The Company’s $800 million Revolver (as defined below) remains fully drawn. The reduction in cash in the first quarter of 2020 was in line with internal plans and included approximately $120 million for the acquisition of Fiber Materials Inc. as well as the negative impacts of working capital requirements. The use of cash during the 2020 First Quarter does not fully reflect the benefit of recent actions that the Company has taken to further reduce costs and preserve liquidity. In addition, the Company believes that due to its variable cost structure, it has the ability to take further actions to address future market developments.

The following table sets forth the Company’s shipset deliveries for the 2020 First Quarter and the first quarter 2019, with one shipset equaling one aircraft.

	First Quarter
	2020	2019
B737	18	152
B747	2	1
B767	6	8
B777	9	13
B787	40	42
Total Boeing	75	216

A220	15	8
A320 Family	188	178
A330	8	9
A350	26	28
A380	-	1
Total Airbus	237	224

Business/Regional Jet	12	13

Total	324	453
For purposes of measuring shipset deliveries for Boeing aircraft in a given period, the term “shipset” refers to sets of structural fuselage components produced or delivered for one aircraft in such period. For purposes of measuring shipset deliveries for Airbus and Business and Regional Jet aircraft in a given period, the term “shipset” refers to all structural aircraft components produced or delivered for one aircraft in such period. Other components that are part of the same aircraft shipsets could be produced or shipped in earlier or later accounting periods than the components used to measure production or shipset deliveries, which may result in slight variations in production or delivery quantities of the various shipset components in any given period.
In connection with our quarterly closing and review process for the fiscal quarter with our independent auditors, we may identify items that would require us to make adjustments to the preliminary results of operations set forth above. As a result, the final results and other disclosures for the 2020 First Quarter may differ materially from this preliminary data. This preliminary financial data should not be viewed as a substitute for all financial statements prepared in accordance with U.S. GAAP. Our consolidated financial statements for the 2020 First Quarter will not be available until after this offering is consummated, and consequently, will not be available to you prior to investing in this offering. Ernst & Young LLP (“E&Y”) has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data for the 2020 First Quarter. Accordingly, E&Y does not express an opinion or any other form of assurance with respect thereto. Investors should not place undue reliance on the preliminary results of operations set forth above.

Summary Historical Consolidated Financial Data
The following table sets forth summary historical consolidated financial data and should be read in conjunction with our audited consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2019, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Consolidated Financial Information and Other Data” sections of our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this offering memorandum. Financial data for the fiscal years ended December 31, 2019, 2018 and 2017 are derived from our audited consolidated financial statements, which are incorporated by reference in this offering memorandum, and Selected Balance Sheet Data for the fiscal year ended December 31, 2017 is derived from our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is not incorporated by reference in this offering memorandum. Our fiscal year ends on December 31.

	Twelve Months Ended December 31,
	2019	2018	2017
Consolidated Statement of Operations:	($ in millions)
Net revenues	$7,863.1	$7,222.0	$6,983.0
Cost of sales(1)	6,786.4	6,135.9	6,195.3
Gross profit	1,076.7	1,086.1	787.7
Selling, general and administrative(2)	261.4	210.4	204.7
Impact from severe weather event	—	(10.0)	19.9
Research and development	54.5	42.5	31.2
Operating income	760.8	843.2	531.9
Interest expense and financing fee amortization	(91.9)	(80.0)	(41.7)
Other (expense) income, net	(5.8)	(7.0)	44.4
Income before income taxes and equity in net income of affiliates	663.1	756.2	534.6
Income tax provision	(132.8)	(139.8)	(180.0)
Income before equity in net income of affiliates	530.3	616.4	354.6
Equity in net (loss) income of affiliates	(0.2)	0.6	0.3
Net income	$530.1	$617.0	$354.9

Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$2,350.5	$773.6	$423.3
Accounts receivable, net	546.4	545.1	722.2
Inventories, net	1,118.8	1,012.6	1,449.9
Property, plant and equipment, net	2,271.7	2,167.6	2,105.3
Total assets	7,606.0	5,685.9	5,267.8
Total debt	3,034.3	1,895.4	1,151.0
Long-term debt	2,984.1	1,864.0	1,119.9
Total equity	1,761.9	1,238.1	1,801.5

Other Financial Data:
Net cash provided by operating activities	$922.7	$769.9	$573.7
Net cash used in investing activities	(239.9)	(267.8)	(272.8)
Net cash provided by (used in) financing activities	884.4	(153.5)	(578.7)
Purchase of property, plant, and equipment	(232.2)	(271.2)	(273.1)
EBITDA(3)	1,001	1,057	730
Adjusted EBITDA(3)	1,142	1,092	1,069

(1)
Included in 2019 costs of sales are net forward loss charges of ($63.5) million. Included in 2018 costs of sales are net favorable changes in estimates on loss programs of $3.9 million. Included in 2017 costs of sales are net forward loss charges of ($327.3) million. Includes cumulative catch-up adjustments of ($2.0) million, ($3.8) million, and $31.2 million for periods prior to the twelve months ended December 31, 2019, 2018, and 2017, respectively.

(2)	Includes non-cash stock compensation expenses of $36.1 million, $27.4 million, and $22.1 million for the twelve months ended December 31, 2019, 2018, and 2017, respectively.
(3)	The following table reconciles net income to EBITDA and Adjusted EBITDA on an historical basis:
		Twelve Months Ended December 31,
		2019	2018	2017
	EBITDA Reconciliation	(in millions)
	Net income	$530	$617	$355
	Add (subtract)
	Equity in net income (loss) of affiliates	—	(1)	—
	Income tax provision	133	140	180
	Other (income) expense, net	6	7	(44)
	Interest expense and financing fee amortization	92	80	42
	Operating income	$761	$843	$532
	Depreciation expense	252	231	214
	Amortization expense(a)	(12)	(17)	(16)
	EBITDA	$1,001	$1,057	$730

	Adjustments to EBITDA
	Stock based compensation	$36	$27	$22
	Forward-loss charges	64	(4)	327
	Cumulative Catch-up adjustments	2	4	(31)
	Non-cash losses / (gains)(b)	7	2	1
	M&A-related expenses	33	16	—
	Severe Weather Event	—	(10)	20
	Adjusted EBITDA	$1,142	$1,092	$1,069

	(a) Includes (i) Amortization expense, (ii) Accretion of customer supply agreement, and (iii) Grant liability amortization.
	(b) Includes (i) Loss (gain) from foreign currency transactions and (ii) Loss (gain) on impairment and disposition of assets.

Risk Factors

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below as well as other information and data contained in this offering memorandum and the documents we incorporate by reference herein (including our Annual Report on Form 10-K for the year ended December 31, 2019) before making an investment in the notes.
Any of these risks or the occurrence of any one or more of the uncertainties described below could have a material adverse effect on our financial condition and the performance of our business. The risks and uncertainties described below are those that we currently believe may materially and adversely affect our company, our business or results of operations in the future or investments in our debt securities. The risks described below are not the only ones facing our company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial may also materially and adversely affect our company, our business or results of operations in the future or investments in our debt securities. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to Our Business
The COVID-19 pandemic has had and is expected to continue to have a material negative impact on our industry and business.
In response to the novel coronavirus (“COVID-19”) pandemic, many governments around the world are implementing a variety of measures to reduce the spread of COVID-19, including travel restrictions and bans, bans on public gatherings, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders and required closures of businesses. In addition to governmental measures, many companies are adopting similar restrictions to protect their employees from potential exposure. These actions have forced our customers, including Boeing and Airbus, to suspend production at certain sites and, with respect to Airbus, reduce production rates. Further, such measures and the public’s desire to avoid catching COVID-19 have heavily impacted the use of aircraft transportation and caused global aviation demand to collapse, resulting in a material negative impact on our industry, customers, suppliers, partners, workforce and operations.
Since we largely support commercial aerostructures customers, our financial results and prospects are almost entirely dependent on global aviation demand and the resulting rates of production our customers demand from us. We have shutdown Boeing commercial production in response to Boeing’s production shut down at its Washington state and South Carolina facilities and are calibrating our production to Airbus’ new rates on the A220, A320, A330 and A350 programs
Due to the uncertain and rapidly evolving nature of current conditions around the world, we are unable to predict accurately the impact that COVID-19 will have on our business going forward, including:

•	how long our Boeing production suspension will continue and the resulting impact on our financial performance, liquidity and our cash flows,

•	whether, after a 21-day unpaid furlough, a sufficient part of our workforce will return to work to support Boeing production,

•	if we will have significant employee absenteeism due to fear of infection,

•	if we may experience lawsuits or regulatory actions due to COVID-19 spread in the workplace;

•	reputational risk we may experience due to COVID-19 spread in the workplace;

•	the effect of significant salary cuts across our workforce, which may result in critical employee departures,

•
the impact remote working arrangements, salary reductions, and shortened work weeks for salaried employees will have on the health and productivity of management and our employees, and our ability to maintain our financial reporting processes and related controls and manage the complex accounting issues presented by the COVID-19 pandemic such as excess cost accounting, impairment analysis and business combination controls;

•	the impact on the Company’s vendors and outsourced business processes and their process and controls documentation;

•	the impact on our suppliers, including whether they will be able to meet our future needs;

•	the impact on our contracts with our customers and suppliers, including force majeure provisions,

•
our ability to withstand and recover from any cyberattacks as a result of a remote working environment, and potential reputational impacts or loss of customer contracts as a result of such cyberattacks, and

•	the impact on the public’s demand and ability to pay for future airline travel, whether or not vaccines or effective treatments for COVID-19 become available.
Any of these items or all of these items may occur, which individually or in the aggregate may have a material adverse effect on our business, financial condition, results of operations and cash flows.
We currently expect, however, that the COVID-19 outbreak will impact our financial performance for the quarter ended July 2, 2020 much more significantly than it impacted the quarter ended April 2, 2020 primarily because our Boeing production suspension took place at the end of the third month in the first quarter of 2020 and continues into the second quarter, and an increasing number of markets and locations will have been subject to the governmental measures and economic disruptions noted above during a larger portion of the second quarter (as compared to the first quarter, when the effects of the outbreak were more limited to China and certain other Asian markets during January 2020 and much of February 2020). With the spread of COVID-19 to Europe, the United States and other regions, we expect the outbreak and its effects to continue to have a significant negative impact on our business for the duration of the pandemic and during the subsequent economic recovery, which could be an extensive period of time.
The extent of the effects of the COVID-19 outbreak on our business, results of operations, cash flows and growth prospects is highly uncertain and will ultimately depend on future developments, most of which are outside of our control. These include, but are not limited to, the severity, extent and duration of the global pandemic and its impact on the aircraft industry; actions taken by national, state and local governments to contain the disease or treat its impact, including travel restrictions and bans, bans on public gatherings, required closures of non-essential businesses and aid and economic stimulus efforts; the speed and extent of the recovery across the broader travel ecosystem, including how long the public will continue to be concerned about the pandemic and avoid aircraft travel; and any economic recession resulting from the pandemic. The pandemic may continue to expand in regions that have not yet been affected by the COVID-19 outbreak after conditions begin to recover in currently affected regions, which could continue to affect our business. Also, existing restrictions in affected areas could be extended after the virus has been contained in order to avoid relapses, and regions that recover from the outbreak may suffer from a relapse and re-imposition of restrictions.
Our expectation is that our business operations will not improve until our customers are willing to produce aircraft at sufficient levels, which is dependent upon consumers’ willingness to use aircraft travel and sufficient OEM orders (without suspension) from airlines and the financial wherewithal of airlines specifically and generally. This may not occur until well after the broader global economy begins to improve.
The COVID-19 pandemic along with the B737 MAX grounding presents significant challenges to our liquidity. The COVID-19 pandemic presents the potential for impairment charges and increased bad debt expense provisions or credit losses, which could negatively impact the Company’s results for the 2020 First Quarter or future quarterly periods.
Our continued access to sources of liquidity depends on multiple factors, including global economic conditions, the COVID-19 pandemic’s effects on our customers and their production rates, the return to service of the B737 MAX and expected production rates, the condition of global financial markets, the availability of sufficient amounts of financing, our operating performance and our credit ratings. We have fully drawn all $800 million of our Revolver to address critical issues that may arise and have agreed to maintain minimum liquidity levels as required by the 2018 Credit Agreement.
As a result of the impacts of the COVID-19 pandemic, we may be required to raise additional capital and our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, our prospects and our credit ratings.
As of December 31, 2019, Spirit’s corporate credit ratings were Baa3 by Moody’s, and BBB- by S&P. On January 13, 2020, Moody’s downgraded Spirit’s credit rating from Baa3 to Ba2, and Spirit continues to be under review for a possible downgrade. On January 31, 2020, S&P downgraded Spirit’s credit rating from BBB- to BB. We expect our credit rating to be further downgraded. The ratings reflect the agencies’ assessment of our ability to pay interest and principal on our debt securities and credit agreements. A rating is not a recommendation to purchase, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be considered independently of all other ratings.

If our credit ratings were to be still further downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry, or us, our access to capital and the cost of any debt financing will be further negatively impacted. Lower ratings would typically result in higher interest costs of debt securities when they are sold and could make it more difficult to issue future debt securities. In addition, a downgrade in our fixed or revolving long-term debt rating could result in an increase in borrowing costs under our 2018 Credit Agreement. There is no guarantee that additional debt financing will be available in the future to fund our obligations, or that it will be available on commercially reasonable terms, in which case we may need to seek other sources of funding. Suppliers may seek credit support or other assurances that could affect our costs of doing business or liquidity. Any downgrade in our credit ratings could thus have a material adverse effect on our business or financial condition.
As a result of the deterioration of our business due to the COVID-19 outbreak, we are currently evaluating goodwill, long-term investments and long-lived assets for possible impairment. Although the analysis is not yet complete, we do not currently anticipate recording a significant impairment charge related to any long-term investments and/or long-lived assets when we report our results for the quarter ended April 2, 2020. We currently believe that no impairment to our goodwill (all of which relates to our acquisition of FMI in January of 2020) is necessary as FMI’s business and production volumes is substantially insulated from the commercial aerospace industry. In addition, given the volatility in global markets, we are evaluating whether we would expect any incremental bad debt expenses or credit losses. Any material increase in our provisions for bad debt would have a corresponding effect on our results of operations and related cash flows.
Our business depends, in large part, on sales of components for a single aircraft program, the B737 MAX. Further suspensions or reductions in our production rates for the B737 MAX as well as our other programs, as a result of the COVID-19 pandemic may have a material adverse impact on our business, financial condition, results of operations, and cash flows.
For the twelve months ended December 31, 2019, approximately 53% of our net revenues were generated from sales of components to Boeing for the B737 aircraft. While we have entered into long-term supply agreements with Boeing to continue to provide components for the B737 for the life of the aircraft program, including commercial and the military P-8 derivatives, Boeing does not have any obligation to purchase components from us for any replacement for the B737 that is not a commercial derivative model as defined by the Sustaining Agreement. The contract is a requirements contract and Boeing can reduce the purchase volume at any time.
While we have taken actions to align our cost structure to the previously announced B737 MAX production suspension and 2020 production rate provided for in the 2020 MOA, the B737 MAX situation continues to presents challenges to our liquidity. These challenges are exacerbated by the COVID-19 pandemic as other programs that alleviate the strain of the lower B737 MAX production rate are now suspended or producing at lower rates. We have fully drawn all $800 million of our Revolver to address critical issues that may arise and have agreed to maintain minimum liquidity levels as required by the 2018 Credit Agreement.
If Boeing is unable to return the B737 MAX to service in one or more jurisdictions, begin timely deliveries to customers, or if production levels across our programs are reduced beyond current expectations due to depressed demand relating to COVID-19 or otherwise, our liquidity position may worsen absent our ability to procure additional financing and we may trigger an event of default under our 2018 Credit Agreement, and our business, financial condition, results of operations and cash flows could be materially adversely impacted.
Based on Boeing’s public statements, we have assumed that regulatory approval will enable B737 MAX deliveries to resume no earlier than mid-2020. We cannot predict the effect of the COVID-19 pandemic on this timeline. In the event of delays to this timeline and corresponding changes to our production rate, we may be required to take actions with longer-term impact, such as additional changes to our production plans, employment reductions and/or the expenditure of significant resources to support our supply chain and/or Boeing. In addition, a delay to that timeline and corresponding changes to our production rate may cause us to default under our credit agreement.
Our business depends on our ability to maintain a healthy supply chain and timely deliver products that meet or exceed stringent quality standards, which are negatively impacted by the COVID-19 pandemic.
Our business depends on our ability to maintain a healthy supply chain, achieve planned production rate targets, and meet or exceed stringent performance and reliability standards. The supply chain for large commercial aerostructures is complex and involves hundreds of suppliers and their technical employees from all over the world.

Operational issues, including delays or defects in supplier components relating to government mandated production shutdowns or otherwise, could result in significant out-of-sequence work and increased production costs, as well as delayed deliveries to customers. Our suppliers’ failure to provide parts on a timely basis or to provide parts that meet our technical specifications could have a materially adverse effect on production schedules, contract performance, and contract profitability. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us and possible forward losses on certain contracts. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business and might lead to termination of our supply agreements with our customers.
In order for us to keep the supply chain healthy, we must minimize disruption and production changes. The B737 MAX program has experienced significant disruption due to the production suspension and the impacts of COVID-19, including resulting from government mandated shutdowns of our suppliers’ facilities. Many suppliers are distressed. If these suppliers cannot timely deliver components to us at the cost and rates necessary to achieve our targets, we may be unable to meet delivery schedules and/or the financial performance of our programs would suffer.
Furthermore, due to cost pressures and government mandates to shut down production related to COVID-19, our suppliers may encounter financial difficulty and, absent financial support, may not be able to continue meeting commitments under their agreements with us. Our 2018 Credit Agreement generally restricts the amount of funds we can invest in suppliers to assist with difficulties. If any of such suppliers supply critical parts to us and we are not able to secure timely and adequate replacement parts, we may breach our obligations to our customers and, as a result, or customers may terminate such agreements. If the agreements are significant to us, our business, financial condition, results of operations and cash flows could be materially adversely impacted.
The realizable value of our acquisition targets is impacted by the COVID-19 pandemic.
We agreed to acquire Asco and select assets of Bombardier aerostructures based on information about their financial condition known to us at the time we signed the purchase agreements. Because Asco and the Bombardier aerostructures and aftermarket businesses are affected by general aviation industry conditions, the entities’ businesses are impacted by the COVID-19 pandemic similarly to how our business is impacted. Furthermore, the level of unpredictability surrounding the impacts of the pandemic on our operations similarly applies to their businesses. To the extent the COVID-19 results in a material negative impact on Asco’s or Bombardier’s customers, suppliers, partners, workforce, and operations, such impact may limit the acquisitions’ realizable value to us. Furthermore, remote work arrangements of the regulators involved in approving the acquisitions and impacts on the workforces or shutdowns of the Company, Asco and Bombardier may impact the timeline for closing such acquisitions, or the ability to satisfy conditions precedent required to close the acquisitions.
Any potential government crisis relief assistance could impose significant limitations on our corporate activities, may dilute our stockholders and may not be on terms favorable to us.
Numerous government-sponsored crisis relief programs have been implemented and others are being considered. If any government agrees to provide crisis relief assistance that we accept, it may impose certain requirements on the recipients of the aid including restrictions on executive officer compensation, share buybacks, dividends, prepayment of debt, limitations on debt, and other similar restrictions that will apply for a period of time after the aid is repaid or redeemed in full. We cannot assure you that any such government crisis relief assistance will not significantly limit our corporate activities or be on terms that are favorable to us. Such restrictions and terms could adversely impact our business and operations. In addition, such funding could involve the issuance of warrants, which will be dilutive to our stockholders.
Our backlog is subject to change due to the COVID-19 pandemic, the B737 MAX grounding, and related cancellations.
As of December 31, 2019, our expected backlog associated with large commercial aircraft, business and regional jets, and military equipment deliveries through 2023, calculated based on contractual and historical product prices and expected delivery volumes, was approximately $42.5 billion. This is a decrease of $5.9 billion from our corresponding estimate as of the end of 2018. We expect our backlog as of April 2, 2020 to decline from the December 31, 2019 amount. The B737 MAX backlog is approximately 60% of our total backlog. Backlog is calculated based on the number of units Spirit is under contract to produce on our fixed quantity contracts, and Boeing’s and Airbus’ announced backlog on our supply agreements (which are based on orders from customers). Accordingly, we rely on latest available information from Boeing and Airbus to calculate our backlog - the latest available information we have to date does not reflect what we believe will be expected cancellations related to the COVID-19 pandemic or the continued B737 MAX grounding. The number of units may be subject to cancellation or delay by the customer prior to shipment, depending on contract terms. The level of unfilled orders at any given date during the year may be materially affected by the timing of our receipt of firm orders and additional airplane orders, and the speed with which those orders are filled. Accordingly, our expected backlog as of December 31, 2019 may not necessarily represent the actual amount of deliveries or sales for any future period.